EXHIBIT 10.1
AMENDED AND RESTATED
AGREEMENT AND GENERAL RELEASE
     This AMENDED AND RESTATED AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of March 25, 2007 and entered into by and among PSB BANCORP, INC., a Pennsylvania corporation (“PSB”), FIRST PENN BANK, a Pennsylvania-chartered bank and a wholly-owned subsidiary of PSB (“First Penn” and, together with PSB, “Employer”), and VINCENT J. FUMO (“Executive”).
     WHEREAS, PSB has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 30, 2006 and amended on September 21, 2006 with Conestoga Bancorp, Inc., a Pennsylvania corporation (“Conestoga”), Conestoga Bank, a Pennsylvania bank and a wholly-owned subsidiary of Conestoga, and FP Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Conestoga (“Merger Sub”), pursuant to which Merger Sub will merge with and into PSB with PSB being the surviving corporation (the “Merger”);
     WHEREAS, Executive and Employer are parties to that certain Agreement dated as of April 1, 2003 and Executive and PSB are parties to that certain Supplemental Executive Retirement Plan Agreement dated as of July 1, 2004, as amended, (collectively, the “Existing Employment Arrangements”);
     WHEREAS, Conestoga required, as an essential condition and inducement to its execution and delivery to PSB of the Merger Agreement, that Executive execute and deliver to PSB and First Penn this Agreement;
     WHEREAS, Conestoga has asserted certain rights under the Merger Agreement entitling it to a reduction in the purchase price in the Merger;
     WHEREAS, as an essential condition and inducement to Conestoga agreeing to forego those rights, Conestoga requires the Executive amend and restate this Agreement on the terms herein set forth;
     WHEREAS, Executive has determined that it is in his interest as a director, officer, shareholder and optionholder of PSB to amend and restate this Agreement on the terms herein set forth; and
     WHEREAS, Executive and Employer expressly acknowledge that Conestoga, Merger Sub and their respective subsidiaries and affiliates are intended third-party beneficiaries of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Employer and Executive agree as follows:

     1. Resignation. Executive hereby resigns from his position as a member of the Board of Directors of PSB and from all positions that he holds or has ever held with Employer or any of its subsidiaries or with any other entity with respect to which Employer has requested Executive to perform services, in each case, effective as of the Effective Time (as defined in the Merger Agreement). Upon the effectiveness of such resignation, Employer’s employment of Executive shall conclude permanently and irrevocably.
     2. Amendment and Restatement of Agreements Subject to Code Section 409A. As of the Effective Time or, if earlier, the latest date permitted for amendment of plans to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Existing Employment Arrangements are hereby amended and restated in their entirety and all terms thereof are superseded by the terms set forth herein effective as of January 1, 2005. In accordance with the preceding sentence and pursuant to Proposed Treasury Regulation § 1.409A-3(h)(2)(viii)(B), this Agreement amends the Existing Employment Arrangements to permit termination of the arrangements and acceleration of the time and form of payment within 30 days preceding or the 12 months following a change of control (as defined in Proposed Treasury Regulations § 1.409A-2(g)(4)(i)).
     3. Termination of Agreements and Plans. As of the Effective Time, except for this Agreement or as otherwise expressly provided in this Agreement: (a) all agreements between Executive, on the one hand, and Employer or one of its subsidiaries or affiliates, on the other hand, shall be terminated and of no further force or effect, and Employer and its subsidiaries and affiliates shall have no continuing obligation to make any payment or to provide any benefit to Executive under any such agreement; and (b) Executive’s right to participate or receive any payments or other benefits under any employee benefit plan or program maintained by Employer or one of its subsidiaries or affiliates shall immediately cease or be cancelled, and Employer and its subsidiaries and affiliates shall have no continuing obligation to make any payment or to provide any benefit to Executive under any such plan or program. Notwithstanding the foregoing, Executive shall remain obligated to repay any amounts borrowed from Employer or its subsidiaries and otherwise comply with all of his obligations arising under any note, mortgage or other agreement relating to the same, and PSB shall remain obligated to honor the terms of any option to purchase PSB common shares previously awarded to Executive and any restricted PSB common shares previously awarded to Executive. Furthermore, nothing in this Section 3 or elsewhere in this Agreement shall be construed to preclude Executive from receiving any benefit to which he is entitled under an “employee pension benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is qualified under Code Section 401(a). Executive acknowledges that, to the extent the plan sponsor intended to amend any such “employee pension benefit plans” to freeze benefit accruals and eligibility thereunder, such plans have been properly amended, and subsequently administered (to the extent necessary to effect any such amendment), in compliance with applicable law and such amendments have remained in effect at all times thereafter. As part of Executive’s release of claims in Section 14 of this Agreement, Executive releases and agrees not to bring any claims against either the Released Parties (as defined therein) or any fiduciary with respect to such plans alleging that any such plan was not so amended (and/or subsequently administered) in compliance with applicable law or that such amendments failed to remain in effect at any time thereafter. Nothing in this Section 3 or elsewhere in this Agreement shall be construed to limit Executive’s rights under ERISA Section 602 and Code Section 4980B(f).
     4. Non-Competition; Non-Solicitation.
     (a) From the date of this Agreement until 18 months after the Effective Time, Executive will not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, Employer, Conestoga or their Subsidiaries (as defined in the Merger Agreement), including, without limitation, the taking and accepting of deposits, the making of loans and/or the extension of credit and brokering loans and/or leases, within a 35 mile radius of 1835 Market Street, Philadelphia, Pennsylvania. This provision shall not restrict Executive from owning or investing in publicly traded securities of financial institutions, so long as his aggregate holdings in any financial institution do not exceed ten percent (10%) of the outstanding capital stock of such institution. After the first anniversary of the Effective Time, Executive may request a waiver from Conestoga of the applicability of this Section 4(a) to certain limited activities in which Executive wishes to engage that would not reasonably be expected to be detrimental to the interests of Conestoga and its subsidiaries, and Conestoga shall not unreasonably withhold any such requested waiver.
     (b) From the date of this Agreement until the third anniversary of the Effective Time, Executive will not solicit any person who is, or within the five years preceding the date of this Agreement was, a customer of Employer or its subsidiaries, or solicit potential customers who are or were identified through leads developed during the course of employment with Employer or any of its subsidiaries, or otherwise divert or attempt to divert any existing business of Employer or any of its subsidiaries within any area of 75 miles of 1835 Market Street, Philadelphia, Pennsylvania.
     (c) From the date of this Agreement until the third anniversary of the Effective Time, Executive will not, directly for himself or any third party: (i) solicit, induce, recruit or cause another person in the employment of Employer, Conestoga or their subsidiaries to terminate his or her employment for the purposes of joining, associating or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by Employer, Conestoga or their subsidiaries; or (ii) hire any person employed by Employer, Conestoga or their subsidiaries as of the date of this Agreement or as of the Effective Time, except for any such person that Conestoga acknowledges was terminated by Conestoga or one of its subsidiaries following the Effective Time. Notwithstanding the foregoing, Executive shall be entitled to hire Anthony DiSandro.
     (d) Nothing contained in this Section 4 or elsewhere in this Agreement shall be deemed to limit the ability of Executive to discharge his duties as a member of the Pennsylvania Senate. Furthermore, nothing contained in this Section 4 or elsewhere in this Agreement shall be deemed to prohibit Executive’s service on the board of directors of the Pennsylvania Higher Education Assistance Administration (“PHEAA”) or limit Executive’s activities on behalf of PHEAA.

     5. Cooperation. From the date of this Agreement and at all times thereafter, Executive shall cooperate fully with Employer and its counsel as Employer reasonably requests with respect to any matter (including any litigation, arbitration, investigation or governmental proceeding) relating to matters with which Executive was involved during the term of his employment with Employer, including full disclosure of all relevant information and truthfully testifying in connection with any such proceeding or investigation. Executive shall render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties. Notwithstanding the foregoing, Executive shall have no cooperation obligation under this Section 5 in respect of any litigation, arbitration, investigation or governmental proceeding in which Executive is, or is reasonably likely to be, a named party who is adverse to Employer, Conestoga or their subsidiaries in such litigation, arbitration, investigation or governmental proceeding. Executive shall promptly notify Employer if he is contacted for an interview or if he receives a subpoena in any matter relating in any way to matters with which he was involved during his employment with Employer, except as may be prohibited by law or regulation.
     6. Payments and Benefits.
     (a) Upon the occurrence of the Effective Time and the consummation of the Merger, Employer shall make the payments specified to Executive in paragraphs 2, 3, 4 and 5 on Exhibit A hereto, subject to adjustment as provided in subsection (b) below, by wire transfer of immediately available funds to an account designated by Executive in writing. Executive acknowledges that, except as specifically and expressly set forth in this Agreement and on Exhibit A hereto, Employer does not have and will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations.
     (b) The amount set forth in paragraph 3 on Exhibit A shall be subject to adjustment up or down as follows. If the aggregate sum of fees and expenses set forth on the closing statements delivered by PSB’s professional and other advisors pursuant to Section 8.2(e) of the Merger Agreement exceeds $1,112,600, the payment provided in paragraph 3 on Exhibit A shall be reduced by an amount equal to one half of such excess. If the aggregate amount of such fees and expenses is less than $1,112,600, the payment provided in paragraph 3 on Exhibit A shall be increased by an amount equal to one half of such shortfall.
     (c) Nothing contained in this Agreement shall be deemed a waiver by Executive of any rights Executive may have to indemnification and other benefits under Section 7.7 of the Merger Agreement except that Executive hereby waives any right to indemnification by Employer, Conestoga or any of their successors or affiliates for any damages, liabilities, costs or expenses, including attorneys fees, related to or arising from (i) any matter included or referenced in the Revised and Updated Schedules delivered by PSB to Conestoga on the date hereof in connection with the second amendment to the Merger Agreement that was not included in the original disclosure schedule delivered by PSB to Conestoga on August 30, 2006, or (ii) any matter included or referenced in the indictment filed on February 6, 2007 in the matter of United States of America v.

Vincent J. Fumo, Ruth Arnao a/k/a “Ruth Rubin,” Leonard P. Luchko and Mark C. Eister and any amendment or supplement to such filing.
     7. Retention. Executive shall continue to serve as the Chairman of the Board of PSB and First Penn until the Effective Time and shall faithfully and diligently fulfill the duties and responsibilities of such positions. If Executive continues to be employed by Employer from the date hereof until the Effective Time, he shall receive the retention bonus specified in paragraph 2 of Exhibit A hereto. If Executive’s employment with Employer is terminated for any reason prior to the Effective Time other than as a result of Executive’s death or Disability (as defined in Section 409A of the Code): (a) Executive shall not be entitled to receive the retention bonus specified on Exhibit A hereto; (b) Executive shall continue to be bound by this Agreement and each of his obligations hereunder, including, without limitation, his obligations under Section 4 hereof; (c) upon the Effective Time, Executive shall receive the payments contemplated by paragraphs 4 and 5 of Exhibit A hereto; and (d) Executive shall be entitled to receive the payments and benefits (but only to the extent such benefits are not subject to Section 409A of the Code) in the amounts, at the times and in the forms specified in the Existing Employment Arrangements (notwithstanding the applicability of Section 2 hereof) upon the occurrence of the termination of Executive’s employment for the reason Executive’s employment is in fact terminated, provided that the payments and fair value of the benefits to which Executive would be entitled in such event shall not exceed the amount set forth in paragraph 3 of Exhibit A hereto, and provided further that, to the extent required to avoid any excise tax that may be payable under Section 409A of the Code, any such payments shall not be made or commence to be made until six months following the date of Executive’s termination if such date is later than the date set forth in the Existing Employment Agreements. If Executive becomes Disabled or if Executive dies prior to the Effective Time: (a) Executive or his estate shall not be entitled to receive any of the payments specified on Exhibit A hereto other than the amount set forth in paragraph 5 of Exhibit A hereto, which would be payable upon the Effective Time; (b) Executive or his estate shall continue to be bound by this Agreement and each of the Executive’s obligations hereunder; and (c) if Executive becomes Disabled, Executive shall receive or commence to receive within 30 days of such Disability the payments benefits (but only to the extent such benefits are not subject to Section 409A of the Code) in the amounts, at the times and in the forms specified in the Existing Employment Arrangements (notwithstanding the applicability of Section 2 hereof) to be paid upon termination of Executive’s employment by reason of disability or incapacity; or (d) if Executive dies, Executive shall receive the payments and benefits (but only to the extent such benefits are not subject to Section 409A of the Code) in the amounts, at the times and in the forms specified in the Existing Employment Arrangements (notwithstanding the applicability of Section 2 hereof) to be paid upon the occurrence of Executive’s death; provided that in the cases of clauses (c) and (d), the payments and fair value of the benefits to which Executive or his estate would be entitled in any such event shall not exceed the amount set forth in paragraph 3 of Exhibit A hereto.
     8. Wages and Benefits. Executive acknowledges that Exhibit A hereto completely and accurately describes all wages, including without limitation any and all salary, overtime, commissions and bonuses, and benefits to which he will be entitled for any period prior to the Effective Time.

     9. Good and Valuable Consideration. Executive acknowledges that the payments identified on Exhibit A hereto as being in respect of Executive’s releases, waivers and other covenants contained in the Agreement are in addition to anything of value Executive is entitled to receive from Employer and are good and valuable consideration for this Agreement.
     10. Taxes. Employer shall issue one or more Forms W-2 concerning wages, including, without limitation, any and all salary, overtime, commissions, bonuses, severance, and taxable benefits paid or provided between August 30, 2006 and the Effective Time, including payments contemplated in paragraphs 1, 2 and 3 of Exhibit A. Employer shall issue Executive an IRS Form 1099 concerning the payments contemplated in paragraphs 4 and 5 of Exhibit A, which shall be subject to all required withholding for purposes of federal, state and local taxes. Executive shall be solely responsible for the payment of, and shall defend, indemnify and hold harmless Employer with respect to, all taxes, interest and penalties owed by Executive or required to be withheld by Employer on the payments made to Executive hereunder, including, without limitation, any taxes, interest or penalties arising under Sections 4999 or 409A of the Code. All wages and taxable benefits paid or provided by Employer to Executive between the date hereof and the Effective Time, including the payments and benefits contemplated in paragraphs 1, 2 and 3 of Exhibit A will be paid or provided in accordance with Employer’s regular practices, including being subject to applicable tax withholding.
     11. Confidential Information. Executive acknowledges that during the term of his employment he had, and, until the Effective Time, will continue to have, access to trade secrets and other proprietary, confidential information of Employer, its affiliates, subsidiaries and customers, including information about developments, business plans, costs, profits, markets, sales, products, services, strategies, marketing and other information not available to the public or in the public domain (hereinafter referred to as “Confidential Information”). In recognition of the foregoing, except as may be required by law, Executive shall keep secret all Confidential Information and will not at any time, directly or indirectly, disclose or use, or permit to be disclosed or used, any Confidential Information. The term “Confidential Information” shall not include any information which can be demonstrated by Executive to be generally known in the industry or to the public other than through breach of Executive’ obligations to Employer.
     12. Employer’s Property. Immediately following the Effective Time, Executive shall deliver to Employer any and all property of Employer in his possession, custody, or control, including without limitation all cars, credit cards, keys, unused tickets for airline travel, other travel and sporting events, equipment, files, records, notes, documents, memoranda, computer diskettes, computer programs, catalogs, customer lists and any other data or information in any form whatever. Notwithstanding the preceding sentence, Executive shall not be obligated to return the car provided to him by Employer until the later of the Effective Time or April 30, 2007. Executive shall at the Effective Time submit in writing to Employer his computer and voice mail passwords.
     13. Non-Disparagement. Neither Employer nor Executive shall communicate or publish, directly or indirectly, any material disparaging comments or information about the other parties hereto or, in the case of Executive, Conestoga or any of Employer’s or Conestoga’s current or former officers, directors, managers, supervisors, employees or representatives to any person, corporation, partnership or other entity, including without limitation, any current or former employee or customer of Employer, Conestoga or any of their subsidiaries.
     14. General Release. In exchange for the mutual promises herein and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges Employer, Conestoga, Conestoga Bank, Merger Sub and any and all of their respective parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing of this Agreement, including without limitation the right to take discovery with respect to any matter, transaction or occurrence existing or happening at any time before or upon his signing of this Agreement and any and all claims arising under any oral or written Employer program, policy or practice, contract, agreement or understanding (except for this Agreement and as otherwise expressly contemplated by this Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply.
     15. No Right to Relief. Executive shall have no right to obtain or receive any money damages, injunctive or other relief through any lawsuit, complaint, action or proceeding commenced or maintained in any court, agency or other forum by him or by any person or entity on his behalf with respect to any matter that is covered by Section 14 of this Agreement.
     16. Tender Back and Indemnification. Should Executive materially breach any one or more of his obligations contained in this Agreement (other than Section 4 hereof) or file a lawsuit challenging the validity of the release of, or file a lawsuit based upon, any claim covered by Section 14: (a) Executive shall immediately reimburse Employer any and all money it paid to Executive or on his behalf pursuant to this Agreement, except for the payments set forth in paragraphs 1, 2 and 4 of Exhibit A hereto, (b) any and all remaining obligations Employer may have under this Agreement to make payments or provide benefits shall immediately be fully satisfied and forever discharged, and (c) Executive shall reimburse Employer for any and all attorneys’ fees and other costs it incurs in such action or otherwise in enforcing this provision. Notwithstanding the preceding sentence, should Executive file a lawsuit that includes one or more asserted federal age discrimination in employment claims, he shall not be obligated to reimburse Employer for that portion of the payments attributable to the release of such claims. For the purposes of this Agreement, five percent of the payments set forth in paragraph 5 of Exhibit A are attributable to the release of federal age discrimination in employment claims. Should Executive breach his obligations contained in Section 4 of this Agreement, Executive shall be required to repay as damages to Employer an amount equal to the amount paid to Executive or on his behalf as set forth in paragraph 4 of Exhibit A hereto, multiplied by the lesser of one or a fraction, the numerator of which shall be 1,461 minus the number of elapsed days from the date of this Agreement to the date of breach and the denominator of which shall be 1,096.
     17. Good Faith Settlement. This Agreement constitutes the good faith compromise and settlement of all claims and potential claims Executive has against any one or more of the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act against Executive or that the conclusion of Executive’s employment as of the Effective Time will be in any way wrongful or unlawful.
     18. No Future Employment. Executive shall not seek future employment with Employer or any subsidiary or affiliated entity, each of which shall be absolutely privileged to reject any such application and to rescind or conclude any employment offered or entered into contrary to this provision.
     19. No Workplace Illness or Injury. Executive certifies that as of the date of this Agreement Executive is not aware of any fact or circumstance that would lead him to believe that he is experiencing or incurring any illness or injury in the course or scope of his employment with Employer that could give rise to any liability to Employer.
     20. Effect on Existing Agreements. Between the date of this Agreement and the Effective Time, this Agreement shall be deemed to amend and/or supplement the rights and obligations of the parties under the Existing Employment Arrangements to the extent contemplated herein. In addition, Executive acknowledges and agrees that neither the execution of the Merger Agreement by PSB nor any other act or occurrence related to the transactions contemplated by the Merger Agreement prior to the Effective Time shall constitute a “Change of Control” under Executive’s Supplemental Executive Retirement Plan notwithstanding the express terms thereof. In the event of any conflict between the terms of this Agreement and the terms of the Existing Employment Arrangements, this Agreement shall control. If the Effective Time does not occur on or prior to April 30, 2007, this Agreement shall expire and be of no further effect or consequence, and the terms of the Existing Employment Arrangements shall be reinstated, provided that the amendments made to comply with Section 409A of the Code shall remain in effect.
     21. Knowing and Voluntary Agreement. Executive acknowledges that he received a draft of this Agreement on March 21, 2007; that Employer advised him in writing, by this Section, to consult with an attorney before signing this Agreement; that Employer provided him with no less than 21 days within which to consider this Agreement before signing it; that he has the right to revoke his waiver of any claims under each of the statutes identified in Section 14 hereof within seven days of the execution of this Agreement by providing written notice to that effect to PSB and Conestoga in accordance with the provisions of Section 10.3 of the Merger Agreement; that Executive carefully read and fully understands all of the provisions and effects of this Agreement; that Executive is entering into this Agreement voluntarily and free of coercion and duress; and that neither Employer, Conestoga nor any of their agents or attorneys made any representations or promises concerning the terms or effects of this Agreement.
     22. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein.
     23. Construction. Each party to this Agreement had full opportunity to negotiate all terms and language of this Agreement and this Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.
     24. Entire Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof except as expressly contemplated hereby.
     25. Injunctive Relief. Executive acknowledges that the covenants set forth in Section 4 (each a “Non-Competition Covenant” and collectively the “Non-Competition Covenants”) are appropriate and reasonable when considered in light of the nature and extent of the transactions contemplated by this Agreement and the Merger Agreement. Executive further acknowledges that the Non-Competition Covenants are of the essence of this Agreement and the Merger Agreement; that each such Non-Competition Covenant is reasonable and necessary to protect and preserve the interests and properties of Employer, Conestoga and their subsidiaries and affiliates; that irreparable loss and damage will be suffered by Employer, Conestoga and their subsidiaries and affiliates should Executive breach any such Non-Competition Covenant; that Employer and Conestoga will not have any adequate remedy at law if Executive violates the terms of the Non-Competition Covenants or fails to perform any of his obligations thereunder; that, in addition to other remedies available to them, Employer and Conestoga shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Executive of any Non-Competition Covenant; and that Executive hereby waives any requirements for the posting of a bond or any other security by Employer or Conestoga in connection therewith.
     26. Severability. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the validity or enforceability of the remaining provisions and covenants in such jurisdiction or any provision or covenant of this Agreement in any other jurisdiction. If any of the provisions of or covenants contained in this Agreement are held to be unenforceable in any jurisdiction because of the duration and/or scope (whether geographic or otherwise) thereof, such provision shall be deemed to be reduced to the maximum duration and/or scope permitted in such jurisdiction; provided, however, that such reduction shall not affect the enforceability of this Agreement in any other jurisdiction.
     27. Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by or on behalf of Executive, Employer and Conestoga. Employer shall not waive the performance by or compliance with any provision of this Agreement by Executive without the express written consent of Conestoga. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     28. Effect of Release contemplated by the Merger Agreement. The rights and obligations of Executive under this Agreement shall not be modified, waived or released in any respect by the terms of the release to be delivered at the Effective Time by Conestoga to the directors and officers of PSB pursuant to Section 8.3(c) of the Merger Agreement.
     29. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and the respective successors and assigns of PSB and First Penn. Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement.
[Signature page follows]

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST PSB BANCORP, INC., FIRST PENN BANK AND OTHER RELEASED PARTIES.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement and General Release.

PSB BANCORP, INC.

By:

Vincent J. Fumo	Date		Name: Title:	Date

FIRST PENN BANK

By:

			Name: Title:	Date
[Signature page to Agreement and General Release]

Exhibit A
1.	Payments and benefits to which Executive is entitled between the date hereof and the Effective Time as contemplated by Section 8:
•	Executive shall receive a base salary at the annual rate of $270,000, payable in accordance with Employer’s regular payroll practices.

•	Executive shall continue to participate in the following plans and continue to receive the following benefits, each in a manner consistent with the past practices of Employer:
•	Employee Stock Ownership Plan

•	Group Short Term Disability Insurance

•	Group Long Term Disability Insurance

•	Group Accidental Death & Dismemberment Insurance

•	Group Life Insurance

•	Defined Benefit Pension Plan

•	Car Allowance

•	Incidental Benefits provided pursuant to the current employment agreement
2.	The retention bonus contemplated by Section 7 shall be $23,500 and shall be paid at the Effective Time.

3.	Payment to be made at the Effective Time:

$1,624,000

4.	Additional payment to be made at the Effective Time as consideration for the non-competition and other covenants contained in Section 4:

$953,000

5.	Additional payment to be made at the Effective Time as consideration for the releases, waivers and other covenants contained in Sections 14, 15 and 16:

$100,000

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